EXHIBIT 10.1
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                         EMPLOYMENT AGREEMENT


     This Agreement (the "Agreement") is made and entered into as of December 14, 1999 by and between Leonard G. Levine (the "Executive") and Banyan Strategic Realty Trust (the "Trust").

     WHEREAS, the Executive is employed as the Trust's President and Chief Executive Officer pursuant to an employment agreement entered into as of October 1, 1997 (the "Existing Employment Agreement");

     WHEREAS, the election of Daniel Levinson, Stephen Peck, L.G. Schafran and Leonard G. Levine on December 13, 1999 to the Board of Trustees of the Trust (the "Board") will constitute a Change of Control under the Existing Employment Agreement (the "Board Change") entitling the Executive to terminate the Existing Employment Agreement and receive certain payments thereunder;

     WHEREAS, the Trust is desirous of retaining the Executive to continue to serve as the Trust's President and Chief Executive Officer;

     WHEREAS, the Executive is willing to continue to serve as the Trust's President and Chief Executive Officer and to waive his rights to terminate the Existing Employment Agreement as a result of the Board Change, provided the Trust enters into this Agreement with the Executive on the terms and conditions set forth herein;

     NOW THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Trust and the Executive do hereby agree as follows:

     1. EMPLOYMENT DUTIES. The Trust agrees to employ the Executive as the President and Chief Executive Officer of the Trust to perform such duties as may reasonably be assigned from time to time consistent with this position by the Board.

     2.  PERFORMANCE.  The Executive accepts the appointment described in
Section 1 of this Agreement and agrees to faithfully and diligently perform the services described therein.

     3. EFFECTIVENESS; TERM. This Agreement (other than Section 6 hereof) shall become effective upon a Triggering Event (as defined below) (the date of such Triggering Event being the "Effective Date") and will remain in effect until the end of the thirtieth month following such Triggering Event (such 30 month period being the "Initial Term") and thereafter shall automatically renew for six-month periods (each such six-month period being a "Renewal Term", and the Initial Term together with any Renewal Terms being the "Term") unless either party notifies the other in writing no later than ninety (90) days prior to the end of the applicable Initial Term or Renewal Term, as the case may be, of its desire to terminate the Agreement as of the end of the term then in effect; provided, however, that for this Agreement to become effective the Triggering Event must occur prior to January 1, 2002 and the Executive must have remained in the employ of the Trust through the date of the Triggering Event. Notwithstanding any other provision of this Agreement, Section 6 hereof shall become effective on the date hereof. On the Effective Date, the Existing Employment Agreement shall terminate and be of no further force and effect. For purposes of this Agreement, the term "Triggering Event" shall mean the first to occur of (w) the date a Plan of Liquidation of the Trust becomes effective, (x) the date the Trust sells all or substantially


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all of its assets in a single transaction or series of related transactions, (y) the date the Trust merges into any corporation, association, trust or other organization where the Trust is not the surviving entity and the successor of the Trust is not 50% or more beneficially owned by the Trust's beneficial owner's prior to the merger (either of (x) or (y) being a "Sale"); or (z) a Change of Control but only if none of the events described in (w), (x) or (y) above have occurred.

     4. SALARY. For the services to be rendered by the Executive hereunder, the Trust shall pay the Executive a base salary (the "Base Salary") at an annual rate of $210,000 per year during the Initial Term and $250,000 per year during any Renewal Term.

     5. INCENTIVE COMPENSATION. (a) As soon as practicable following the Effective Date, the Trust shall pay to the Executive an amount equal to the sum of (x) the remaining base salary (at a rate of $210,000 per annum) the Executive would have been entitled to receive over the remaining period of the Existing Employment Agreement had it not been terminated on the Effective Date, (y) the excess of (i) $387,500 over (ii) all Additional Compensation (as defined in the Existing Employment Agreement) which was earned and paid or payable to the Executive between the date hereof and the Effective Date, and (z) $210,000; provided, however, that the amounts calculated under (x) and (y) above shall be discounted to present value from when they would otherwise have been paid pursuant to the Existing Employment Agreement utilizing a discount rate equal to the yield payable on three-month Treasury bills on the Effective Date as published in the Wall Street Journal plus 100 basis points. If the Effective Date is not a business day, then such discount rate shall be determined by reference to the Treasury bill yield on the last business day before the Effective Date.

     (b) In addition, in the event that the Triggering Event is the date a Plan of Liquidation became effective, the Executive will be able to earn incentive compensation hereinafter referred to as "Liquidation Compensation." The Executive will earn Liquidation Compensation each time the Trust pays a distribution to its holders during the Term based on the following formula: Liquidation Compensation equals the product of the Liquidation Base Amount and the Applicable Liquidation Incentive Factor less any Liquidation Compensation previously paid to the Executive during the Term.


For purposes of calculating amounts payable under this Section 5(b):

           (A) "Application Liquidation Incentive Factor" shall mean the percentage set forth in the second column of the following table:

     Present Value of                          Liquidation
Aggregate Per Share Distributions            Incentive Factor
---------------------------------            ----------------

     Less than $5.75                                 0%
     $5.75 - $5.99                                  50%
     $6.00 - $6.24                                  75%
     $6.25 - $6.49                                 100%
     $6.50 - $6.74                                 125%
     $6.75 - $6.99                                 150%
     $7.00 - $7.24                                 175%
     $7.25 and over                                200%

           (B) "Liquidation Base Amount" shall mean four hundred twenty thousand dollars ($420,000).



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           (C)   "Per Share Distribution Paid to Holders" shall be equal
to (i) the cash paid or the non-cash value of the distributions, as determined by the Board exercising reasonable business judgment, paid or payable to the Trust's holders of beneficial interest during the Term, including repurchase by means of an issuer tender offer or open market repurchase plan conducted in accordance with Rule 10b-18 promulgated under the Securities Exchange Act of 1934, as amended, or a tender offer, divided by (ii) the number of shares of beneficial interest outstanding on the record date of the distribution or, in the case of a tender offer or open market repurchases, the number of shares of beneficial interest outstanding on the business day before the tender offer or open market repurchase program begins.

           (D) "Present Value of Aggregate Per Share Distributions" shall mean the sum of the Per Share Distribution Paid to Holders discounted from the date of payment to the date that the Plan of Liquidation became effective using a discount rate equal to 12% per annum.

     To illustrate, if at the end of the first year of the Plan of Liquidation the Trust pays a distribution equal to $6.50 per share to its holders of beneficial interest, then the Trust will pay the Executive Liquidation Compensation of $210,000, which is equal to the product of the Liquidation Base Amount ($420,000) and the Applicable Liquidation Incentive Factor, which in this case is 50% ($6.50 discounted at 12% for one year, $5.80). If at the end of the second year the Trust pays a distribution equal to $1.00 per share to its holders of beneficial interest, then the Trust will pay the Executive, Liquidation Compensation of $315,000, which is equal to the product of Liquidation Base Amount ($420,000) and the Applicable Liquidation Incentive Factor, which in this case is 125% (Present Value of Aggregate Per Share Distributions equal $6.60) less the $210,000 paid in the previous year.

     Payment of any Liquidation Compensation earned under this Section 5 shall be made in cash no later than ten (10) business days after a distribution is paid to the holder of shares of beneficial interest of the Trust.

     6. WAIVER OF CHANGE OF CONTROL/BOARD CHANGE; AMENDMENTS TO EXISTING EMPLOYMENT AGREEMENT; OPTIONS. (a) Notwithstanding the fact that this Agreement shall not become effective until the Effective Date, the Executive hereby waives, effective on the date hereof, any and all rights and/or payments or benefits he may have or be entitled to pursuant to the Existing Employment Agreement as a result of the Board Change or any Change of Control (as defined in (b) below) occurring immediately prior to or contemporaneously with a Triggering Event.

     (b) The Existing Employment Agreement shall be amended, as of the date hereof, so that "Change of Control", which was defined in Section 9(c) of the Existing Employment Agreement, shall be defined as the date on which the members of the Board on the date of this amendment fail to constitute at least a majority of the Board; provided, however, that (i) any individual becoming a member of the Board with the Executive's consent shall be deemed to have been a Board member on the date of this amendment and (ii) the Board position occupied by Daniel Levinson shall not be deemed to have changed if such position is occupied by an employee of Morgens, Waterfall, Vintiadis & Co., Inc. or an employee of one of its affiliates. For purposes of this Agreement, "Change of Control" shall have the meaning provided in this Section 6(b).



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     (c)   All Options (as defined in the Existing Employment Agreement)
held by the Executive (or his permitted transferee) shall become fully vested and exercisable on the date hereof and shall remain so for 30 days. Following the 30 day period, any unexercised Options shall terminate and be of no force and effect. In addition, the Trust agrees to lend to the Executive (or his permitted transferee), a sufficient amount to permit him to exercise his Options. The loan will be secured by the shares the Executive (or his permitted transferee) receives upon exercise of his Options and shall be evidenced by a note and pledge and security agreement substantially in the form of Appendix 6A and 6B, respectively, to this Agreement.

     7. LIFE INSURANCE/DISABILITY BENEFITS. Except as provided herein, during the term of this Agreement, the Trust shall continue to pay all premiums when due on life insurance policy numbers 8,783,869 and 8,636,508 and issued by New England Mutual Life Insurance Company, the beneficiaries of which shall be designated by the Executive. A copy of the policy schedule and schedule of renewal premiums for each policy is attached hereto as Annex A. If at any time during the term of this Agreement the Executive is permanently unable to perform his duties hereunder by reason of illness, accident or other disability (as confirmed by competent medical evidence), then the Trust shall continue to pay Executive one hundred percent (100%) of his Base Salary then in effect for six months following the date of such disability (the "Disability Payment") to the extent such period is not otherwise covered by insurance; (but with no obligation to pay any Liquidation Compensation contemplated by this Agreement, except for Liquidation Compensation previously earned but not paid, if any). Except as otherwise provided in this Agreement, until the end of the Term, the Trust shall continue to pay all premiums when due on policy number 8,059,767 issued on May 13, 1993 by Massachusetts Mutual Life Insurance Company (f/k/a Connecticut Mutual Life Insurance Company) naming the Executive as the insured. A copy of the policy specifications is attached hereto as Annex B.

     8. OTHER BENEFITS. The Executive shall be eligible for all non-wage benefits the Trust provides generally to its other salaried employees. In addition, the Trust shall reimburse the Executive for reasonable, ordinary and necessary business expenses incurred by the Executive in connection with performing his duties under this Agreement; provided, however, that the Executive shall provide the Trust with an accounting conforming to Internal Revenue Service or other requirements substantiating the nature of all reimbursable expenses. All such reimbursements shall be payable to the Executive within a reasonable time after receipt of the appropriate documentation.

     9. TERMINATION. The Trust may terminate the Executive's employment at any time for any reason or no reason.

           (a) Termination for Just Cause. The Trust may terminate this Agreement for "Just Cause." For purposes of this Agreement, "Just Cause" shall mean the occurrence of any one or more of the following events: (i) the conviction or rendering of a civil judgment against the Executive for theft or embezzlement of Trust property; (ii) the rendering of a civil judgment against the Executive for breach of a duty of loyalty owed to the Trust; (iii) conviction of the Executive of a felony resulting in injury to the business, property or reputation of the Trust or any affiliate of the Trust; or (iv) a decision rendered by an arbitrator, in an arbitration to be initiated by the Trust that the Executive shall have refused to or willfully failed to perform his material duties under this Agreement, shall have committed intentional acts that caused material damage to the business or property of the Trust, or performed his material duties under this Agreement in a manner that constituted gross negligence which caused or is causing material damage to the business or property of the Trust. The sole purpose of such arbitration shall be


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     to determine whether the Trust has "Just Cause" to terminate the
Agreement of the Executive under (iv) hereof. The Trust shall not terminate the Agreement or the Executive for "Just Cause" before the Executive has been convicted or before a civil judgment has been rendered against the Executive or before the Trust has obtained an arbitrator's final decision regarding "Just Cause" as the case may be. If the Trust terminates this Agreement or the Executive for "Just Cause" before obtaining an arbitrator's final decision or before a civil judgment has been rendered, the Trust shall be deemed to immediately and irrevocably waive and release any and all grounds that it has or may have at the time to terminate this Agreement or the Executive for "Just Cause." The arbitration shall be final and binding and held in the City of Chicago before a single arbitrator and in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this Section 9. The arbitrator shall be selected from a group of professionals associated with JAM/Endispute and each party shall have the right to serve document requests and up to twenty-five interrogatories and to take up to three depositions each of which shall last no more than four hours. Except as set forth below, the filing of the arbitration or initiation of a civil proceeding shall not excuse any party from performing its obligations under this Agreement; and during the pendency of the arbitration, all parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any party other than for "Just Cause" except that the Trust may suspend or place the Executive on leave, with pay, upon the commencement of any criminal or civil proceeding (including arbitration) alleging any of the events set forth in (i)-(iv) above.

           (b) Termination by Executive.  The Executive may terminate this
Agreement: (i) at any time by written notice given to the Trust at least ninety (90) days in advance of the termination date set forth in the notice ("Executive Termination"); (ii) within 90 days following the Effective Date if the Triggering Event was a Sale; (iii) within 30 days following a Change of Control (as defined in Section 6(b)) if the Triggering Event was not a Sale, or (iv) except for suspension as described in Section 9(a) above and any reduction in authority or working conditions resulting solely form the adoption or implementation of a plan of liquidation, if the Executive's authority is materially reduced, if there has been a material adverse change in the Executive's working conditions or if the Trust requires the Executive to relocate from the Chicago metropolitan area and the Executive refuses (any of (ii), (iii) or (iv) being a "Constructive Termination").

           (c) Payment in case of Termination. (i) Except for the Disability Payment and for payments which accrued or were payable prior to the date of termination, upon a termination for "Just Cause", as a result of the Executive's death of disability, or because of an Executive Termination, the Trust shall have no further obligations hereunder, including any obligation to pay the insurance premiums on the policies referenced in Section 7 (although, in the event of death or disability, the Executive may be entitled to benefits pursuant to the terms of a welfare benefit plan (e.g., life insurance, disability, etc.) sponsored by the Trust).



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           (ii) If the Trust terminates this Agreement or the Executive for any reason other than for "Just Cause", death or disability (including before an arbitrator has issued his or her final decision regarding "Just Cause" pursuant to Section 9(a)(iv) or before a court has entered a civil judgment, but excluding any termination as a result of the Executive's death or disability) or if the Executive terminates this Agreement for a Constructive Termination, the Trust shall, as its sole obligation: (A) within 10 business days following his resignation form the Board, pay the Executive all Base Salary which would have been paid to the Executive, discounted to present value as described below, over the remainder of the Term; (B)continue paying the premiums on the insurance policies referenced in Section 7 hereof for the remainder of the Term; and (C) within 10 business days following his resignation from the Board, pay the Executive the excess of (x) 180% of the Liquidation Base Amount, over (y) any payments previously made pursuant to Section 5(b); provided, further that the amount of the Base Salary due the Executive under (A) above shall be discounted to present value as of the date of termination utilizing a discount rate equal to the yield on three-month Treasury bills on the date of termination as published in the Wall Street Journal plus 100 basis points. If the date of termination is not a business day, then such discount rate shall be determined by referenced to the Treasury bill yield on the last business day before the termination date.

           (iii) In the event of any termination of the Executive's employment (other than as a result of death), the Executive shall, within 60 days following his receipt of written notice (the "60 Day Period") from the Company requesting his resignation, resign any position he holds on the Board. Notwithstanding any other provision of this Agreement, the Executive shall not be entitled to any payments or benefits pursuant to this Section 9 until after he has resigned any position he holds on the Board. In the event that the Executive has not resigned such position prior to the end of the 60 Day Period, then, notwithstanding any other provision of this Agreement, the Executive shall not be entitled to receive any payments or benefits pursuant to the provisions of this Section 9 or any indemnification pursuant to Section 11 hereof and, in the event any such payments or benefits have already been made or provided, then the Executive agrees to return to the Trust any such payments and reimburse the Trust for any such benefits.

     10. OTHER ACTIVITIES OF EXECUTIVE. The Executive shall be required to devote such working time and attention to the Trust's business as is necessary to carry out his responsibilities hereunder. The Executive shall not engage in any activity which may be adverse to the Trust's business, appropriate or usurp business opportunities or engage or invest in businesses or assets which compete directly or indirectly with the Trust. Nothing contained herein shall prohibit the Executive from investing in publicly-traded entities which are engaged in lines of businesses similar to the Trust or from engaging in the real estate activities of Oak Realty as such activities are conducted on the date of this Agreement. The Executive shall not become an officer or ten percent (10%) shareholder of any entity with the exception of Oak Realty. These obligations and limitations shall be in addition to those provided by law.

     11. INDEMNIFICATION. The Trust shall indemnify and hold harmless the Executive from liabilities which the Executive may incur resulting from or arising out of any act undertaken in connection with the Executive's duties under the Agreement in the same manner and to the same extent as the Trust is permitted to indemnify any trustee or other officer of the Trust under the Trust's Amended and Restated Declaration of Trust, as may be amended.



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     12.   GENERAL PROVISION.

           (a) Notice. Any notice required or permitted hereunder shall be made in writing: (i) either by actual or delivery of the notice into the hands of the party entitled; or (ii) by depositing the notice in the United States mail certified or registered, return receipt requested, all postage prepaid and addresses to the party to whom notice is to be given at the party's respective address set forth below, or such address as the party may from time to time designate by written notice to the other party.

            If to the Trust:


           Banyan Strategic Realty Trust
           Suite 2900
           150 South Wacker Drive
           Chicago, Illinois  60606

     with copies to:

           Shefsky & Froelich Ltd.
           444 North Michigan Avenue
           Suite 2500
           Chicago, Illinois  60611
           Attn:  Michael J. Choate, Esq.

           If to the Executive:

           Mr. Leonard G. Levine
           150 South Wacker Drive
           Suite 2900
           Chicago, Illinois  60606

     with a copy to:

           Alan B. Patzik, Esq.
           Patzik Frank & Samotny Ltd.
           150 South Wacker Drive
           Suite 900
           Chicago, Illinois  60606

     The notice shall be deemed to be received on the earlier of (i) the date of its actual receipt by the party entitled thereto and (ii) the third business day following the date of mailing.

           (b) Amendment and Waiver. No amendment or modification to this Agreement shall be valid or binding on the Trust unless made in writing and signed by an officer of the Trust duly authorized by the Board or upon the Executive unless made in writing and signed by the Executive. The waiver by the Trust or the Executive of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

           (c) Entire Agreement. This Agreement shall, on the Effective Date, constitute the entire agreement between the parties with respect to the Executive's duties, compensation and severance as an employee of the Trust, there are representations, warranties, agreements or commitments between the parties hereto with respect to the Executive's employment except as set forth herein.

           (d) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Illinois.



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           (e)  Severability.  If any provision of this agreement shall, for any reason, be held unenforceable, the provision shall be severed from this Agreement unless, as a result of severance, the Agreement fails to reflect the basis intent of the parties on the date hereof. If the Agreement reflects the basic intent of the parties on the date hereof, then the invalidity of any specific provision shall not affect the enforceability of any other provision herein, and the remaining provisions shall remain in full force and effect.

           (f) Assignment. Except as provided herein, the Executive may not, under any circumstances delegate any of his rights and obligations hereunder without the prior written consent of the Trust. This Agreement and all of the Trust's rights and obligations hereunder may be assigned or transferred by it, in whole or in part, to be binding upon and inure to the benefit of any subsidiary or successor of the Trust.

           (g) Cost of Enforcement. In any suit or proceeding seeking to enforce the terms, covenants or conditions of this Agreement, the prevailing parties shall, in addition to all of the remedies and relief that may be available under this Agreement or applicable law, recover his or its reasonable attorneys' fees and costs as shall be determined and awarded by the court or the arbitrator.

           (h) Withholding. The Trust shall be entitled to withhold from payment any amount of withholding required by law.

           (i) Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.


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           IN WITNESS WHEREOF, this Agreement is entered into on the day and year first written above.


                            BANYAN STRATEGIC REALTY TRUST



                            By:   _________________________________
                                  Name:   Robert G. Higgins
                                  Title:  Vice President



                            EXECUTIVE


                            ___________________________
                            Leonard G. Levine